Exhibit 10.1

Amendment No. One to Employment Agreement dated as of June 1, 2004, between DXP Enterprises, Inc. and Mac McConnell.

WHEREAS, the Company and the Executive desire to amend said Employment Agreement pursuant to the provisions hereof.

NOW, THEREFORE, in consideration of the covenants, and agreements set out below, the parties agree as follows:

1.      All terms defined in the Agreement, which are used in this First Amendment, shall have the same meaning as set forth in the agreement except as specifically changed or modified hereby.

2.      Section 1.4(b) is hereby deleted in its entirety and is replaced by the following:  In addition to base salary, the Executive shall be paid an incentive cash bonus each quarter.  The incentive cash bonus will be calculated by multiplying the company's profit before income tax by two percentages.  Profit before income tax, up to a maintenance amount ($32,132,000 for 2011), will be multiplied by a percentage.  Profit before income tax above the maintenance amount will be multiplied by a higher percentage.  The two percentages will be determined from a grid based upon the percentage determined by dividing profit before income tax by sales for the period.  The grid for 2011 follows:

Income Before Taxes as a Percentage of Sales Equal to or Greater Than	Maintenance Incentive Factor	Growth Incentive Factor
0.0%	0.00%	0.00%
1.0%	0.08%	0.26%
1.5%	0.12%	0.39%
2.0%	0.16%	0.52%
2.5%	0.20%	0.65%
3.0%	0.24%	0.78%
3.5%	0.28%	0.91%
4.0%	0.32%	1.04%
4.5%	0.36%	1.17%
5.0%	0.40%	1.30%
5.5%	0.44%	1.43%
6.0%	0.48%	1.56%
6.5%	0.52%	1.69%
7.0%	0.56%	1.82%
7.5%	0.60%	1.95%

3.      Except as herein amended and modified, the Agreement shall remain in full force and effect.

EXECUTED effective the 9th day of May, 2011.

DXP ENTERPRISES, INC.

By:      /s/David R. Little
David R. Little
Title:   Chairman of the Board, President and Chief Executive Officer

By:      /s/Mac McConnell
Mac McConnell
Title:   Senior Vice President and Chief Financial Officer